      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON       , 1999

                                                       REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PSI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                INDIANA                                35-0594457
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                            ------------------------

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168
                                 (317) 839-9611
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               WILLIAM L. SHEAFER
                          VICE PRESIDENT AND TREASURER
                                PSI ENERGY, INC.
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 421-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        RONAL R. NEWBANKS, ESQ.               CHARLES S. WHITMAN, III, ESQ.
   Taft, Stettinius & Hollister LLP               Davis Polk & Wardwell
          1800 Firstar Tower                      450 Lexington Avenue
         Cincinnati, OH 45202                      New York, NY 10017
     (Counsel for the Registrant)            (Counsel for the Underwriters)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED            PROPOSED
                                            AMOUNT             MAXIMUM             MAXIMUM
       TITLE OF EACH CLASS OF               TO BE         OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           UNIT(1)             PRICE(1)        REGISTRATION FEE
Debt Securities.....................     $665,000,000            100%            $665,000,000          $184,870

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED              , 1999

PROSPECTUS

                                PSI ENERGY, INC.

                                    --------

                                  $665,000,000
                                DEBT SECURITIES

                                 --------------

WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
       PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE
                     SUPPLEMENTS CAREFULLY BEFORE YOU
                                    INVEST.

                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
        APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS             , 1999

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

    In this prospectus, unless the context indicates otherwise, the words "PSI," "we," "our," "ours" and "us" refer to PSI Energy, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to PSI and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated into this prospectus by reference.

    We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the debt securities. You may request a copy of these filings at no cost, by writing or telephoning the office of Mr. William L. Sheafer, Vice President and Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

                                  THE COMPANY

    We are an electric public utility company incorporated in Indiana. We are primarily engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. The area we serve has an estimated population of 2.1 million people located in 69 of the state's 92 counties, and includes the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

    We are a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935.

    Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168; our telephone number is (317) 839-9611.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes including repayment of debt and construction costs.

                         SELECTED FINANCIAL INFORMATION

    The following tables show selected financial information of PSI. This information is derived from our historical results. See "Where You Can Find More Information." All amounts are in thousands except for the percents.

                            THREE MONTHS         YEAR ENDED DECEMBER 31,
                           ENDED MARCH 31,  ----------------------------------
                                1999         1998(1)       1997        1996
                           ---------------  ----------  ----------  ----------
                             (UNAUDITED)
Operating Revenues.......  $     482,465    $2,403,038  $1,960,395  $1,331,962
Operating Income.........         86,067       161,244     289,415     278,956
Net Income...............         39,841        52,038     132,205     125,678
Preferred Dividend
  Requirement............          1,150         5,659      11,701      12,537
                           ---------------  ----------  ----------  ----------
Net Income Applicable to
  Common Stock...........  $      38,691    $   46,379  $  120,504  $  113,141
                           ---------------  ----------  ----------  ----------
                           ---------------  ----------  ----------  ----------

------------------------

Notes:

(1) The period reflects charges against income relating to:

    - a one-time charge of $80 million (before taxes) reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984; and

    - the recording of $62 million (before taxes) of unrealized losses related to energy marketing and trading operations. For additional information, reference is made to PSI's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated in this prospectus by reference.

                                  OUTSTANDING                  OUTSTANDING
                                 MARCH 31, 1999             DECEMBER 31, 1998
                           --------------------------   --------------------------
                                            % OF                         % OF
                             AMOUNT    CAPITALIZATION     AMOUNT    CAPITALIZATION
                           ----------  --------------   ----------  --------------
                                        (UNAUDITED)
Long-term Debt...........  $1,020,093          48.4%    $1,025,659          49.4%
Cumulative Preferred
  Stock Not Subject to
  Mandatory Redemption...      71,919           3.4         71,923           3.5%
Common Stock Equity......   1,014,326          48.2        975,648          47.1%
                           ----------         -----     ----------         -----
  Total Capitalization...  $2,106,338         100.0%    $2,073,230         100.0%
                           ----------         -----     ----------         -----
                           ----------         -----     ----------         -----

                       RATIO OF EARNINGS TO FIXED CHARGES

    Listed below is the ratio of earnings to fixed charges for the three months ended March 31, 1999 and for each year of the five year period ended December 31, 1998.

                             THREE MONTHS
                                 ENDED                       YEAR ENDED DECEMBER 31,
                               MARCH 31       -----------------------------------------------------
                                 1999           1998       1997       1996       1995       1994
                           -----------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to
Fixed Charges............           3.78           1.78       3.31       3.35       3.55       2.52

    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of:

    - interest expense;

    - amortized premiums, discounts and capitalized expenses related to indebtedness; and

    - an estimate of the interest within rental expense.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under the Indenture dated as of November 15, 1996 between us and Fifth Third Bank, as Trustee.

    We have summarized certain terms and provisions of the Indenture. The summary is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read the Indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

GENERAL

    The Indenture allows us to issue debt securities in an unlimited amount from time to time.

    The debt securities will be unsecured obligations of PSI.

    The relevant prospectus supplement will describe the terms of any debt securities being offered, including:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the principal of any of the debt securities will be payable;

    - the rate or rates at which any of the debt securities will bear interest, if any;

    - the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

    - the right, if any, to extend interest payment periods and the duration of any extension;

    - any redemption, repayment or sinking fund provisions;

    - the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

    - the denominations in which any of the debt securities will be issuable;

    - the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

    - any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of the debt securities due and payable;

    - any addition to or change in the covenants in the Indenture;

    - the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities; and

    - any other terms of the debt securities inconsistent with the provisions of the Indenture.

SUBORDINATION OF CERTAIN DEBT SECURITIES

    The Indenture provides that one or more series of debt securities (the "Junior Subordinated Securities") may be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company. (Section
1401).

    No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Securities may be made if any Senior Debt is not paid when due, any default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Junior Subordinated Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the Junior Subordinated Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt. (Section 1404).

    The term "Senior Debt" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding Junior Subordinated Securities, but including all first mortgage bonds of the Company outstanding from time to time;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Junior Subordinated Securities. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of March 31, 1999, outstanding Senior Debt of the Company aggregated approximately $1.2 billion.

EXCHANGE, REGISTER AND TRANSFER

    The debt securities of each series will be issuable only in fully registered form without coupons.

    The debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services. You may transfer any debt securities in bearer form and the associated coupons, if any, by delivering them.

GLOBAL SECURITIES

    We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (each "registered global security") that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

    - the depositary may transfer the whole registered global security to a nominee;

    - the depositary's nominee may transfer the whole registered global security to the depositary;

    - the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

    - the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

    The Depository Trust Company, which may be a depositary, currently accepts only debt securities that are denominated in U.S. dollars.

DEPOSITARY ARRANGEMENTS

    We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

    Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

INTEREST AND PREMIUM

    Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

WITHDRAWAL OF DEPOSITARY

    If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

PAYMENT AND PAYING AGENTS

    Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

    Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the debt securities.

EVENTS OF DEFAULT

    Each of the following is defined as an event of default under the Indenture with respect to debt securities of any series:

    - failure to pay principal of or any premium on any debt security of that series when due;

    - failure to pay any interest on any debt security of that series when due, continued for 30 days;

    - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - failure to perform any other of our covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the holders of at least 35% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

    - certain events of bankruptcy, insolvency or reorganization.

    If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the

Trustee or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

    No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (i) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

        (ii) the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee; and

       (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

    We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, or any premium or interest on, any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

    - change the place or currency of payment of principal of, or any premium or interest on, any debt security;

    - affect the applicability of the subordination provisions to any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

    Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we may specify (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

    Under the Indenture, we may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the debt securities of any series.

    DEFEASANCE AND DISCHARGE. If we elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

    DEFEASANCE OF CERTAIN COVENANTS. If we elect to have the provisions of the Indenture relating to defeasance of certain covenants applied to any debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments..

TITLE

    PSI and the Trustee, and any agent of PSI or the Trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Fifth Third Bank is the Trustee under the Indenture. Fifth Third Bank also acts as Trustee for certain unsecured debt securities of our parent, Cinergy Corp. and certain of our other affiliates, including The Cincinnati Gas & Electric Company, The Union Light, Heat and Power Company, and Cinergy Global Resources, Inc. Fifth Third Bank also acts as the Trustee for certain pollution control revenue bonds of PSI and Cincinnati Gas & Electric, and acts as registrar for the common stock of Cinergy and for the preferred stock of PSI and Cincinnati Gas & Electric. Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI, Cincinnati Gas & Electric and ULH&P.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities directly to purchasers or indirectly through underwriters, dealers or agents. The name of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

    - the terms of the offering of the debt securities;

    - the proceeds we receive from such a sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which we may list the debt securities.

    We may distribute the debt securities from time to time in one or more transactions at:

    - a fixed price;

    - prices that may be changed;

    - market prices at the time of sale;

    - prices related to prevailing market prices; and

    - negotiated prices.

    We will describe the method of distribution in the relevant prospectus supplement.

    If we use underwriters with respect to a series of debt securities, we will set forth in the relevant prospectus supplement:

    - the name of the managing underwriter, if any;

    - the name of any other underwriters; and

    - the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

    The underwriters will acquire any debt securities for their own accounts and they may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

    Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any debt securities will:

    - entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

    - subject the obligations of the underwriters to certain conditions precedent; and

    - obligate the underwriters to purchase all debt securities offered in a particular offering if any such debt securities are purchased.

    In connection with an offering of debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, underwriters may:

    - overallot in connection with the offering, creating a syndicate short position;

    - bid for, and purchase, debt securities in the open market to cover syndicate short positions;

    - bid for, and purchase, debt securities in the open market to stabilize the price of the debt securities; and

    - reclaim selling concessions allowed for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise.

    Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    If we use a dealer in an offering of debt securities, we will sell such debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

    If we use an agent in an offering of debt securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a prospectus supplement may be considered underwriters of the debt securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

    We may solicit offers to purchase debt securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

    If we authorize underwriters or other agents to solicit offers to purchase debt securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

    - we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

    - if we are also selling the debt securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

    Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

    We will set forth in the relevant prospectus supplement the anticipated delivery date of debt securities and the prospectus delivery obligations of dealers.

                                 LEGAL MATTERS

    The validity of the debt securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                                    EXPERTS

    The financial statements and schedule incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for energy trading and risk management activities effective December 31, 1998, as discussed in Note 1 to the financial statements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee..................................................  $ 184,870
Rating agency fees................................................    189,000
Printing..........................................................    135,000
Trustees's fees and expenses......................................    110,000
Blue Sky fees and expenses........................................     15,000
Legal fees and expenses...........................................    130,000
Accounting fees and expenses......................................     95,000
Miscellaneous.....................................................     41,130
                                                                    ---------
    Total.........................................................  $ 900,000
                                                                    ---------
                                                                    ---------
    All of the above, except for the registration fee, are
      estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Indiana Business Corporation Law and the Amended Articles of Consolidation of PSI provide for indemnification of PSI's directors and officers under a variety of circumstances provided that each of the following conditions is satisfied:

    (a) the individual's conduct was in good faith; and

    (b) the individual reasonably believed:

       (1) in case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

       (2) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

    (c) in case of any criminal proceeding, the individual either:

       (1) had reasonable cause to believe the individual's conduct was lawful;
           or

       (2) had no reasonable cause to believe the individual's conduct was unlawful.

    If each of the above conditions is satisfied, the indemnification may include liabilities under the Securities Act. In addition, PSI has purchased insurance permitted by the laws of Indiana on behalf of directors and officers which may cover liabilities under the securities laws, except those arising under Section 16(b) of the Exchange Act or involving fraud, criminal fines or penalties or deliberate dishonesty with respect to a material matter which is the subject of litigation. Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling PSI, pursuant to the terms of PSI's articles of incorporation, by-laws and insurance policies, PSI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

  EXHIBIT
   NUMBER                DESCRIPTION
------------             ----------------------------------------------------------------------------------------------------
       *1        --      Form of Underwriting Agreement (Exhibit to PSI & Registration Statement No. 333-10899.)

       *4(a)     --      Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to
                         Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.)

       *4(b)     --      First Supplemental Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as
                         Trustee. (Exhibit to Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.)

       *4(c)     --      Second Supplemental Indenture dated December 15, 1996, between PSI and The Fifth Third Bank, as
                         Trustee. (Exhibit to Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.)

       *4(d)     --      Third Supplemental Indenture dated as of March 15, 1998, between PSI and The Fifth Third Bank, as
                         Trustee. (Exhibit to Cinergy Corp.'s 1997 Form 10-K in File No. 1-11377.)

       *4(e)     --      Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth Third Bank, as
                         Trustee. (Exhibit to PSI's June 30, 1998, Form 10-Q in File No. 1-3543.)

       *4(f)     --      Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and The Fifth Third Bank, as
                         Trustee. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

       *4(g)     --      Sixth Supplemental Indenture between PSI and Fifth Third Bank, as Trustee, dated as of April 30,
                         1999. (Exhibit to PSI's March 31, 1999, Form 10-Q in File No. 1-3543.)

        4(h)     --      Form of Supplemental Indenture between the Company and The Fifth Third Bank

        5        --      Opinion of Taft, Stettinius & Hollister LLP as to legality of the Debt Securities

       12        --      Computation of ratio of earnings to fixed charges

       23(a)     --      Consent of Taft, Stettinius & Hollister LLP (included in their opinion filed as Exhibit 5)

       23(b)     --      Consent of Arthur Andersen LLP, Cincinnati, Ohio (see page II-5)

       24(a)     --      Power of Attorney (filed herewith)

       24(b)     --      Certified copy of resolution of the Company's Board of Directors

       25        --      Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Fifth Third Bank

------------------------

*   Incorporated by reference as indicated.

ITEM 17.  UNDERTAKINGS

(a) The Registrant undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information contained in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment is deemed to be a new registration statement relating to the securities offered under such registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 21, 1999.

                                PSI ENERGY, INC.

                                By:               JAMES E. ROGERS*
                                     ------------------------------------------
                                                  James E. Rogers
                                                 Vice Chairman and
                                              Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURES                               TITLE                     DATE
------------------------------------------  --------------------------------  ---------------
(i)  Principal executive officer:

             JAMES E. ROGERS*
    ---------------------------------       Vice Chairman and Chief            July 21, 1999
             James E. Rogers                 Executive Officer

(ii)  Principal financial officer:

         /s/ MADELEINE W. LUDLOW
    ---------------------------------       Vice President and Chief           July 21, 1999
           Madeleine W. Ludlow               Financial Officer

(iii) Principal accounting officer:

          /s/ BERNARD F. ROBERTS
    ---------------------------------       Vice President and Comptroller     July 21, 1999
            Bernard F. Roberts

(iv) Directors:

     JACKSON H. RANDOLPH*                   Director                           July 21, 1999
     JAMES E. ROGERS*                       Director                           July 21, 1999
     JAMES K. BAKER*                        Director                           July 21, 1999
     MICHAEL G. BROWNING*                   Director                           July 21, 1999
     JOHN A. HILLENBRAND II*                Director                           July 21, 1999
     JOHN M. MUTZ*                          Director                           July 21, 1999

        *By /s/WILLIAM L. SHEAFER
    ---------------------------------
   William L. Sheafer, Attorney-in-fact

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated January 28, 1999, included in PSI Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, and to all references to our Firm included in this Registration Statement.

                                          ARTHUR ANDERSEN LLP

Cincinnati, Ohio
July 20, 1999.

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                DESCRIPTION                                                                                      PAGE
------------             ---------------------------------------------------------------------------------------------  ---------
       *1        --      Form of Underwriting Agreement (Exhibit to PSI's Registration Statement No. 333-10899.)......

       *4(a)     --      Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.)......................................

       *4(b)     --      First Supplemental Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.).................

       *4(c)     --      Second Supplemental Indenture dated December 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy Corp.'s 1996 Form 10-K in File No. 1-11377.).................

       *4(d)     --      Third Supplemental Indenture dated as of March 15, 1998, between PSI and The Fifth Third
                         Bank, as Trustee. (Exhibit to Cinergy Corp.'s 1997 Form 10-K in File No. 1-11377.)...........

       *4(e)     --      Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth Third
                         Bank, as Trustee. (Exhibit to PSI's June 30, 1998, Form 10-Q in File No. 1-3543.)............

       *4(f)     --      Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and The Fifth Third
                         Bank, as Trustee. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)......................

       *4(g)     --      Sixth Supplemental Indenture between PSI and Fifth Third Bank, as Trustee, dated as of April
                         30, 1999. (Exhibit to PSI's March 31, 1999, Form 10-Q in File No. 1-3543.)...................

        4(h)     --      Form of Supplemental Indenture between PSI and The Fifth Third Bank..........................

        5        --      Opinion of Taft, Stettinius & Hollister LLP as to legality of the Debt Securities............

       12        --      Computation of ratio of earnings to fixed charges............................................

       23(a)     --      Consent of Taft, Stettinius & Hollister LLP (included in their opinion filed as Exhibit 5)...

       23(b)     --      Consent of Arthur Andersen LLP, Cincinnati, Ohio (see page II-5).............................

       24(a)     --      Power of Attorney (filed herewith)...........................................................

       24(b)     --      Certified copy of resolution of PSI's Board of Directors.....................................

       25        --      Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Fifth Third
                         Bank.........................................................................................

------------------------

*   Incorporated by reference as indicated.